Exhibit 99.1

MRI Interventions Reports 2012 Financial Results

MRI Interventions announces participation in two gene therapy trials for Parkinson’s disease

MEMPHIS, TN, March 7, 2013 – MRI Interventions, Inc. (OTCBB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the fourth quarter and full year ended December 31, 2012. The Company also announced its participation in two new trials for the direct delivery of gene therapies to treat Parkinson’s disease.

Management Comments

2012 Results

“We are pleased to report that our 2012 revenues were $5.1 million, compared with $3.8 million in 2011. Our fourth quarter revenues were $1.9 million, compared with $1.2 million for the same period in 2011,” said Kimble Jenkins, CEO of MRI Interventions. “Full year revenues from the sale of ClearPoint disposable products increased 128%, from $448,000 in 2011 to $1.0 million in 2012. On a quarter-over-quarter basis, disposable revenues increased 73%, from $178,000 in Q4 2011 to $308,000 in Q4 2012. We added seven additional ClearPoint installations in 2012, two of which were installed in Q4, as we began to see the benefits of our growing sales force. Revenues from the sale of ClearPoint systems decreased from $707,000 in 2011 to $150,000 in 2012, as six of the seven sites added in 2012 were installed under our ClearPoint Placement Program. The balance of our revenues for 2012 and 2011 were related to licensing and development service agreements.”

Jenkins continued, “The higher revenues contributed to a narrowing of our operating loss to $3.1 million in 2012, down from $5.9 million in 2011. We significantly improved our balance sheet in 2012, as we reduced total liabilities by $13.6 million during the year. We ended the year with $1.6 million in cash, which we believe, when coupled with the net proceeds of approximately $10 million from the equity financing we closed in January 2013, will provide us with the capital to complete the commercial rollout of our ClearPoint product.”

Gene Therapy Trials

“We are very pleased to announce our involvement in two new drug delivery trials. Our ClearPoint system will be utilized in the delivery of two promising gene therapies to treat Parkinson’s disease,” said Kimble Jenkins.

In a trial sponsored by the National Institute of Neurological Disorders and Stroke, which is part of the National Institutes of Health (NIH), the ClearPoint system will be utilized in the delivery of AAV2-GDNF into the putamen of patients suffering from Parkinson’s disease. Glial cell line-derived neurotrophic factor (GDNF) is a chemical that may help protect and strengthen brain cells that produce dopamine. Dopamine is a chemical that affects brain function. Patients suffering from Parkinson's disease have problems producing dopamine in the brain and researchers hope that gene transfer can help carry GDNF into the area of the brain that is damaged by the disease. The gene transferred in this study may help produce GDNF to protect the damaged brain cells. Initial cases in this Phase 1 open-label dose escalation safety study will be conducted at the NIH. Enrollment in this trial has begun, but the first case has not yet been conducted. For more information about this trial, please visit www.clinicaltrials.gov.

In a trial funded by The Michael J. Fox Foundation, neurosurgeons will utilize the Company’s ClearPoint system in the delivery of adeno-associated virus encoding human aromatic L-amino acid decarboxylase (AAV2-hAADC) into the putamen of patients with Parkinson’s disease. In Parkinson’s disease, the progressive loss of dopamine-producing neurons leads to symptoms including tremor, bradykinesia, rigidity, and postural instability. These symptoms arise due to loss of the enzyme AADC as the dopamine neurons die off, resulting in a reduction in the conversion of levodopa, a drug prescribed to Parkinson’s patients, into dopamine. It is hoped that gene therapy to replace AADC will provide significant clinical benefit to patients with Parkinson’s disease by potentially reducing the required levodopa dose level, and dyskinesias associated with high levodopa administration. The initial cases for this Phase 1 bridging study will be conducted at the University of California, San Francisco. If successful, the study is expected to enable a multi-center, randomized, sham surgery-controlled Phase 2 safety and efficacy trial. Enrollment is expected to begin shortly. For more information about this trial, please visit https://www.michaeljfox.org.

“Our participation in these two new trials is a very significant development for MRI Interventions,” commented Kimble Jenkins. “Our ClearPoint system is already being utilized in three drug trials for the treatment of brain tumors. These two new trials expand our involvement into gene therapies to treat Parkinson’s disease. We believe these five trials further underscore the clinical importance of our ClearPoint system for the delivery of promising drug and gene therapies to the brain.”

Business Commentary

“2012 was an important, exciting and productive year for MRI Interventions,” said Kimble Jenkins. “It was a year of firsts, with the first drug delivery procedure, the first focal laser ablation procedure, and the first biopsy procedure being performed with our ClearPoint system. We significantly grew our ClearPoint installed base, ending the year with 20 sites, including many of the most renowned neurosurgical centers in the country. During 2012, physicians utilized the ClearPoint system in their treatment of Parkinson’s disease, dystonia, epilepsy, brain tumors, Tourette’s syndrome and neuropathic pain. We believe our aggregate market opportunity is now over 2.2 million patients in the U.S. alone, representing a revenue opportunity for MRI Interventions of over $16 billion. Finally, in 2012, we expanded our sales team, we grew our revenues, we reduced our operating loss, we reduced our total liabilities and we strengthened our balance sheet.”

“The neuroscience field has been called the last great frontier in medicine,” continued Jenkins. “We believe the neuro market is very robust, driven by millions of patients struggling with neurological disorders. We are at the beginning of the next major wave in healthcare, and we believe MRI Interventions is one of a handful of companies well-positioned for this wave, with our unique technologies and our growing clinical presence. These are exciting times in the field of neuroscience. With the commitment of our employees and support of our shareholders, we look forward to making a significant impact in this area of medicine and in the lives of many, many patients.”

Financial Review

Fourth Quarter of 2012

The Company recorded revenues of $1.9 million for the quarter ended December 31, 2012, compared to $1.2 million for the same period in 2011. Recognition of license revenues was $1.4 million for the fourth quarter of 2012 compared with $650,000 for the fourth quarter of 2011. Product revenues and service revenues related to contract product development totaled $466,000 for the quarter ended December 31, 2012, compared to $514,000 for the same period in 2011. Disposable component revenues were $308,000 for the quarter ended December 31, 2012, compared with $178,000 for the same period in 2011. Capital product sales decreased from $273,000 in the fourth quarter of 2011 to $31,000 for the same period in 2012. Development service revenues increased from $63,000 in the fourth quarter of 2011 to $127,000 for the same period in 2012.

The Company’s gross margin related to product revenues was 52% for the fourth quarter of 2012 compared to 48% for 2011.

Research and development costs were $735,000 for the quarter ended December 31, 2012, compared to $1.1 million for the same period in 2011.

Selling, general and administrative expenses were $1.4 million for the quarter ended December 31, 2012, compared to $1.1 million for same period in the prior year.

For the quarter ended December 31, 2012, the Company’s net loss was $558,000 ($0.01 per share), compared to a net loss of $1,856,000 ($0.12 per share) for the same period in 2011.

Full Year

The Company recorded revenues of $5.1 million for 2012 compared to $3.8 million for 2011. Recognition of license revenues was $3.3 million for 2012 compared with $2.6 million for 2011. For 2012, product revenues and service revenues related to contract product development totaled $1.7 million compared to $1.2 million for 2011. Disposable component revenues were $1.0 million in 2012 compared with $448,000 for 2011. Capital product sales decreased from $707,000 in 2011 to $150,000 in 2012, as six of the seven new sites in 2012 were installed under the Company’s ClearPoint Placement Program. Development service revenues increased from $63,000 in 2011 to $541,000 in 2012.

The Company’s gross margin related to product revenues was 53% for 2012 compared to 43% for 2011.

Research and development costs were $2.5 million for 2012 compared to $4.3 million for 2011. In addition, the Company recorded a credit to expense of $883,000 in 2012 to reflect the reversal of an R&D obligation as participants in an incentive program elected to forgo service-based payments that had been accrued previously.

Selling, general and administrative expenses were $6.0 million for 2012 compared to $4.8 million for 2011.

For 2012, the Company’s net loss was $5.7 million ($0.14 per share), compared to a net loss of $8.3 million ($0.52 per share) for 2011.

MRI Interventions had a cash balance of $1.6 million at December 31, 2012. In January 2013, the Company closed an equity financing that resulted in net proceeds of approximately $10 million.

Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations will be included in its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Revenues:
Related party license revenues	$1,396,374	$650,000	$3,346,374	$2,600,000
Product and development service revenues	466,274	514,183	1,711,861	1,218,166
Total revenues	1,862,648	1,164,183	5,058,235	3,818,166
Costs and operating expenses:
Cost of product revenues	163,906	235,057	555,703	656,414
Research and development:
Research and development costs	735,250	1,117,841	2,484,503	4,251,476
Reversal of R&D obligation	-	-	(882,537)	-
Selling, general, and administrative	1,444,762	1,122,694	6,029,844	4,831,814
Total costs and operating expenses	2,343,918	2,475,592	8,187,513	9,739,704
Operating loss	(481,270)	(1,311,409)	(3,129,278)	(5,921,538)
Other income (expense):
Other income, net	6,310	107,281	2,797	104,850
Interest expense, net	(83,253)	(651,777)	(2,580,655)	(2,494,723)
Net loss	$(558,213)	$(1,855,905)	$(5,707,136)	$(8,311,411)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.12)	$(0.14)	$(0.52)
Weighted average shares outstanding:
Basic and diluted	48,018,826	16,084,990	40,374,048	15,961,371

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,620,005	$145,478
Accounts receivable	445,432	401,580
Inventory	899,702	968,818
Cost of deferred product revenue	47,639	-
Prepaid expenses and other current assets	63,234	19,773
Total current assets	3,076,012	1,535,649
Property and equipment, net	1,287,115	1,218,830
Software license inventory	1,137,500	-
Deferred financing costs	24,219	214,469
Other assets	26,900	61,481
Total assets	$5,551,746	$3,030,429

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,961,195	$4,037,168
Accrued compensation	278,124	1,011,413
Accrued interest	-	971,733
Other accrued liabilities	1,177,931	2,015,046
Deferred revenue	762,725	2,600,000
Convertible notes payable, net of unamortized discount	-	3,953,595
Total current liabilities	4,179,975	14,588,955

Deferred revenue	-	1,396,374
Related party accrued interest	-	799,102
Other accrued liabilities	574,722	209,143
Notes payable, net of unamortized discounts	6,534,150	7,879,998
Total liabilities	11,288,847	24,873,572
Stockholders' deficit	(5,737,101)	(21,843,143)
Total liabilities and stockholders' deficit	$5,551,746	$3,030,429

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through March 14, 2013, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 409633. Additionally, you may access the live or archived webcast of the conference call on the Company’s website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital’s existing MRI suite, the company’s FDA-cleared ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company’s interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications. For more information, please visit www.MRIinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions' actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions' forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand our sales and marketing capabilities; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, future products, including our current product candidates; availability of third party reimbursement; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions' actual results are described in MRI Interventions' filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ most recent quarterly report on Form 10-Q. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions' expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO, 901-522-9300